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                                                                   EXHIBIT 10.21



                              CONSULTING AGREEMENT

         THIS AGREEMENT made as of this 17th day of July, 2000, by and between eCalton.com, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Company") and Robert E. Naughton (the "Consultant").

         WHEREAS, the Company desires to retain Consultant to provide specified consulting services and Consultant desires to be retained to provide such services under the terms and conditions set forth in this Agreement:

                              W I T N E S S E T H:

         Section 1. APPOINTMENT. The Company hereby retains Consultant to provide advice and consultation with respect to (a) the development of an information technology consulting business (the "Business"), (b) the establishment of an office in Houston, Texas (the "Houston Office") to provide information technology consulting services, (c) the identification and solicitation of potential employees of the Company to staff the Houston Office and (d) such other matters related to the foregoing as the Company may reasonably request.

         Section 2. COMPENSATION.

                  (a) In consideration of all services to be performed by Consultant hereunder, the Company shall pay Consultant at the rate of Ten Thousand Eight Hundred Twenty-Nine Dollars ($10,829) per month on the last business day of each month this Agreement is in effect beginning on the last business day of the month immediately succeeding the date of the signing of this Agreement (the "Payment"). For the month of July 2000 or in the event that this Agreement terminates for any reason and the Consultant is entitled to be paid for services rendered for a period of less than one month, then the Company shall be obligated to pay a pro-rata portion of the $10,829 monthly fee based upon the number of days of service rendered.

                  (b) In the event that during the term of this Agreement the Houston Office (i) generates gross revenues of not less than $135,000 per month, (ii) achieves a gross profit margin of 36% or more after taking into account a $26,000 general administrative expense to be charged to the Business by the Company, the Consultant shall be entitled to fifty percent (50%) of the net income attributable to the Business of the Houston Office for such month but in no event shall such additional compensation exceed $16,500 for any one month or $82,500 in the aggregate. To the extent that the net income attributable to the Business of the Houston Office for any month during the term of this Agreement (including amounts carried over pursuant to this sentence) exceeds $33,000, such excess shall be carried over and be deemed net income in the next succeeding month. The additional compensation payable under this Section 2(b) shall be payable on the last day of the month following the month in which the requirements set


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         forth in this Section 2(b) are met. Except as indicated above, the determination of gross profit and net income shall be made in accordance with generally accepted accounting principles.

                  (c) It is understood and agreed by and between the parties hereto that the compensation set forth in this Agreement constitutes the entire compensation due from the Company to Consultant for the services performed by Consultant hereunder and Consultant does not now have nor will he in the future have any right to any further compensation whether by way of contingencies or otherwise arising out of the rendering to the Company of the services set forth in this Agreement unless approved by the Company's Board of Directors;

                  (d) Any compensation paid to Consultant hereunder shall be payable without deduction for federal or state income taxes or for social security payments.

         Section 3. TERM AND TERMINATION.

                  (a) This Agreement shall be effective as of July 17, 2000 and shall remain in full force and effect until November 30, 2000 unless sooner terminated as provided herein;

                  (b) Either party shall have the right to terminate this Agreement at any time upon written notice in the event the other party shall commit a breach of any of the terms of this Agreement;

                  (c) Either party shall have the right to terminate this Agreement at any time upon fourteen (14) days written notice to the other party.

         Section 4. ASSIGNMENT. This Agreement may not be assigned by Consultant nor may Consultant's duties hereunder be delegated, the services to be rendered hereunder being of a personal nature.

         Section 5. INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be construed as appointing Consultant as an agent or employee of the Company, it being expressly agreed and understood that in rendering the services hereunder, Consultant shall at all times act as an independent contractor. The Company shall carry no Workers' Compensation insurance to cover Consultant. The Company shall not pay any contribution to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship. Consultant agrees to report and pay any contributions for taxes, unemployment insurance, Social Security and any and all other benefits for himself.

         Section 6. CONFIDENTIALITY.

                  (a) Consultant hereby agrees that during the term of this Agreement and for a period of three (3) years following the termination of this Agreement, he will not disclose, cause to be disclosed, or otherwise allow any Confidential Information (as hereinafter defined) to come into the possession of any person or entity, without the written consent of the Company, whether such information is on or in the Company's documents, records, forms, memos, computer disks or tape, or otherwise, and whether the Confidential Information is in written,





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         verbal or electronic form. Consultant's obligation to keep confidential all Confidential Information does not apply to any portions of the Confidential Information which, without breach of any obligation to the Company hereunder, is required to be disclosed by court order. If Consultant believes that any Confidential Information may have to be disclosed as a result of a court order, the Consultant will contact the Company as soon as possible prior to such disclosure, and any failure to so contact the Company shall be a breach of Consultant's obligations hereunder.

                  (b) "Confidential Information" means (i) all notes, analyses, compilations, studies, or other documents which are prepared by Consultant or given to Consultant in performance of his duties under this Agreement, and (ii) any written or oral information, data and/or materials pertaining to the Company's strategic focus, products, processes, customers, supplies, operations and services including information relating to research and development, inventions, manufacturing and purchasing.

                  (c) The obligation of confidence assumed by Consultant hereunder shall not apply to information:

                           (i) which at the time of disclosure is in the public
                  domain; or

                           (ii) which after disclosure thereafter lawfully
                  becomes a part of the public domain other than through disclosure by Consultant or through Consultant; or

                           (iii) which is lawfully disclosed to Consultant by a
                  third party not under an obligation of confidence to the Company with respect to said information.

         Section 7. DUTY OF LOYALTY. Consultant shall disclose promptly to the, any and all technology consulting opportunities and acquisition opportunities brought to the attention of or conceived or created by Consultant during the term of this Agreement and related to the business or activities of the Company.

         Section 8. NON-COMPETITION. Except pursuant to the advance written consent of the Company, the Consultant covenants and agrees with the Company that during the term of this Agreement and for a period of sixty days after the termination of this Agreement neither the Consultant nor any Controlled Affiliate (as hereinafter defined) shall, whether on his or its own behalf or on behalf of any other person, firm, partnership, corporation or other business venture (hereinafter, a "person"), own, manage, control, participate in, consult with, be employed by, render services for or otherwise assist in any manner any person that is engaged in, any Competitive Business Activity (as hereinafter defined). Further, except pursuant to the advance-written consent of the Company and without limiting the quality of the other provisions of the Agreement, Consultant agrees that neither he nor any Controlled Affiliate shall, whether on his or its own behalf or on behalf of any other person, commercially exploit or otherwise use for any purpose any of the information, written or oral, acquired





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by him in the course of rendering services to the Company and that neither he nor any Controlled Affiliate shall provide such information to or otherwise compete with any such person in the commercial exploitation or other use of such information.

                  (a) Nothing in this Agreement shall prohibit the Consultant or any Controlled Affiliate from being an owner of not more than 5% of the equity or debt securities of any public company, so long as the Consultant has no active participation (other than exercising voting or consensual rights with respect to such interest of up to 5%) in the business of such public company.

                  (b) As used herein, "Controlled Affiliate" of Consultant means any member of the Consultant's immediate family and any other person or entity which, directly or indirectly, is at any time, controlled by the Consultant. For purposes of this definition, "control" of a person or entity means the power, direct or indirect, to cause the direction of the management and policies of such person, whether by contract or otherwise.

                  (c) As used herein: "Competitive Business Activity," with respect to any person, means information technology consulting services and the contract placement of consultants to provide such services.

         SECTION 9. BINDING EFFECT. This Agreement shall inure to the benefit of the Company and its successors and assigns and be binding upon Consultant and/or Consultant's heirs, executors, administrators or other legal representatives;

         SECTION 10. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and hereby supercedes any and all other arrangements, agreements and understandings between the parties, whether oral or written concerning the subject matter hereof.

         SECTION 11. GOVERNING LAW. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive laws of the State of New Jersey.

         SECTION 12. BUSINESS EXPENSES. Consultant shall be reimbursed for all reasonable business expenses incurred by Consultant during the term of the Agreement on behalf of the Company in the performance of services for the Company. Consultant is required to submit itemized requests for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.

         SECTION 13. WAIVER. Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

         SECTION 14. SURVIVAL OF PROVISIONS. In the event that any provision, term or condition of this Agreement is invalid or unenforceable as written but may be rendered valid and enforceable by limitation thereof, then such provision shall be construed as valid and enforceable to the maximum extent permitted by applicable law. The provisions of Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement or the termination of services being provided by the Consultant of the Company.



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         SECTION 15. NOTICE. Any notice required or permitted to be given hereunder shall be given either by personal delivery or by registered mail, by air if to a different country, return receipt requested, to the appropriate party at the following address or to such other address as the parties may hereafter communicate to each other in writing; it being understood that such notice shall be deemed given as of the date so delivered or mailed:

         To: Company                            eCalton.com, Inc.
                                                333 17th Street, Suite D
                                                Vero Beach, FL  32960

         Copy to:                               Calton, Inc.
                                                2013 Indian River Boulevard
                                                Vero Beach, FL  32960

         To Consultant:                         Robert E. Naughton
                                                409 Edgewood Drive
                                                Montgomery, TX  77356

         IN WITNESS WHEREOF, the parties have hereunto set their hands as of this day and year first above written.

                                               eCalton.com, Inc.


                                               By:
                                                  -----------------------------
                                                  Kenneth D. Hill, President


                                                  -----------------------------
                                                  Robert E. Naughton
                                                  Consultant


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